FORM 3
 U.S. SECURITIES AND EXCHANGE COMMISSION    OMB APPROVAL
     WASHINGTON,  D.C.  20549              OMB  NUMBER    3235-0104
                                           EXPIRES:    SEPTEMBER  30,  1998
INITIAL  STATEMENT  OF  BENEFICIAL OWNERSHIP OF SECURITIES      ESTIMATED
AVERAGE  BURDEN
(Print  or  Type  Responses)                      HOURS  PER  RESPONSE    0.5
     Filed  pursuant  to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1.    Name  and  Address of Reporting Person*     2.  Date of Event Re-quiring
Statement  (Month/Day/Year)       4.  Issuer Name AND Ticker or Trading Symbol
          GIGA  INFORMATION  GROUP,  INC.
       PEQUOT  CAPITAL  MANAGEMENT,  INC.3                    GIGX
 (Last)    (First)    (Middle)        1/1/99     5.  Relationship of Reporting
Person(s)  to  Issuer     6.  If Amendment, Date of Original  (Month/Day/Year)
                                 (Check all applicable)
     3.  IRS or Social Se-curity Number of       Director 10% Owner
             10/22/98
        500  NYALA  FARM  ROAD             Officer (giveX Other  (specify
(Street)      Reporting Person (Voluntary)       title below)  below)1     7.
Individual  or  Joint/Group  Filing  (Check  Applicable  Lines)
               _X  Form  Filed  by  One  Reporting  Person
    WESTPORT,                             CT
06880                     ___  Form Filed by More than One Reporting Person
  (City)  (State)  (Zip)     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY
                                    OWNED
1.   Title of Security     2.  Amount of Securities Beneficially Owned     3.
Ownership  Form:    Direct (D) or Indirect (I)    (Instr. 5)     4.  Nature of
Indirect  Beneficial  Ownership    (Instr.  5)
(Instr.  4)          (Instr.  4)

COMMON  STOCK,  $.001  PAR VALUE     761,906 (2)     (I)     INVESTMENT
ADVISER(1)









FORM  3  (CONTINUED)       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G.,  PUTS,  CALLS,  WARRANTS,  OPTIONS,  CONVERTIBLE  SECURITIES)

Note:          File  three  copies of this Form, one of which must be manually
signed.    If  space  is  insufficient,
     See  Instruction  6  for  procedure.
Potential  persons  who  are  to  respond  to  the  collection  of information
contained  in  this  form  are  not          Page  2
required to respond unless the form displays a currently valid OMB Number.
SEC  1473  (7-96)


1.   Title of Derivative Security     2.  Date Exercisable and Expiration Date
(Month/Day/Year)      3.  Title and Amount of Securities Underlying Derivative
Security          4.    Conver-sion  or  Exercise Price of Deri-vative     5.
Owner-ship Form of Deri-vative Security:     6.  Nature of Indirect Beneficial
Ownership
      (Instr.  4)                      (Instr.  4)                  (Instr. 5)
     Date Exer-cisable     Expiration Date     Title     Amount or Number of
  Security            Direct  (D)  or  Indirect  (I)  (Instr.  5)
                                        Shares
WARRANTS        IMMEDIATE       01/01/03     COMMON STOCK, $.001 PAR VALUE
411,431          $13.50          I          INVESTMENT  ADVISER(1)
                                                  (2)




Explanation  of  Responses:          (1) THE REPORTING PERSON IS AN INVESTMENT
ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940 AND HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN CLIENTS' ACCOUNTS. THE REPORTING PERSON DISCLAIMS ANY OBLIGATION TO FILE THIS REPORT, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS SUBJECT TO SECTION 16 WITH RESPECT EITHER TO THE ISSUER OR SUCH SECURITIES.
     (2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR THE PURPOSES OF RULE 16A-1(A)(1) OR (A)(2) OR FOR ANY OTHER PURPOSES.
     (3)    THIS  FILING  IS  BEING MADE TO REFLECT THE CHANGE IN THE NAME AND
ADDRESS  OF  THE  REPORTING  PERSON.    THE  PREVIOUS  REPORTING  PERSON  WAS
DAWSON-SAMBERG CAPITAL MANAGEMENT, INC. ("DSCM"). AS OF JANUARY 1, 1999, DSCM RESTRUCTURED AND PEQUOT CAPITAL MANAGEMENT, INC., THE REPORTING PERSON IDENTIFIED ABOVE, WAS SPUN OFF. THE SECURITIES REPORTED HEREON ARE HELD BY INVESTMENT ADVISORY CLIENTS OF PEQUOT CAPITAL.




          By: /s/ David J. Malat, Chief Financial Officer
                2/10/99
                    **Signature  of  Reporting  Person          Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
     See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).